EX-99e.1.ii

AMENDMENT NO. 2 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF SEPTEMBER 25, 2014

This Schedule to the Distribution Agreement between Delaware Group Limited-Term Government Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

Portion
		Total 12b-1	designated as
		Plan Fee Rate	Service Fee Rate
		(per annum of	(per annum of
		the Series’	the Series’
		average daily	average daily net
		net assets	assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Limited-Term Diversified Income Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman, CFA
Title:	President

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer